Exhibit 99.1

FOR IMMEDIATE RELEASE

Cempra Enters into a CRADA with the NIAID and Expands the Phase 3 Solithromycin Clinical Trial in Urogenital

Gonorrhea to Include Additional Female Patients and Adolescents

CHAPEL HILL, N.C. – December 22, 2015 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced it has successfully completed enrollment of 250 patients in the United States and Australia for its Phase 3 trial in urogenital gonorrhea. Under a CRADA (Cooperative Research and Development Agreement) with the National Institute of Allergy and Infectious Diseases (NIAID), the Phase 3 trial has been amended to include up to an additional 60 patients, consisting of women and adolescents with culture-proven gonorrhea.

“We have already completed patient enrollment of the first 250 patients, the majority of whom were men,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra. “There is tremendous need for an effective, single dose, oral treatment such as solithromycin that can provide coverage for both gonococcus and chlamydia for the entire population at risk for these infections. We are pleased that the NIAID will be expanding this study to enroll the additional patient populations that could eventually be included for the label indication, should solithromycin be approved for the treatment of urogenital gonorrhea. This potential use could be an attractive secondary market, in addition to the primary indication we are seeking for the treatment of community-acquired bacterial pneumonia.”

Solithromycin as a single oral dose showed high efficacy in treating male and female patients in a Phase 2 trial in uncomplicated bacterial urethritis (Hook III EW et al. Clin. Infect. Dis. 61(7):1043-8 http://cid.oxfordjournals.org/content/early/2015/06/18/cid.civ478.abstract).

About Solitaire-U Phase 3 Clinical Trial

An oral solithromycin Phase 3 clinical trial, called Solitaire-U, is being conducted in patients with uncomplicated Neisseria gonorrhoeae and chlamydia infections in both Australia and the U.S. It has completed enrollment of 250 evaluable patients, the majority of whom are men, with culture-proven Neisseria gonorrhoeae. Solitaire-U is a randomized, two-arm study with a single oral dose of 1000 mg of solithromycin compared with the standard of care, 500 mg of ceftriaxone administered intramuscularly and 1000 mg of oral azithromycin. A planned amendment to the protocol will enroll up to an additional 60 patients, consisting of women and adolescents.

There is an urgent need for new antibiotics to treat gonorrhea, which is easily transmitted and the second most commonly reported notifiable infection in the US. CDC has declared gonorrhea to be among the top 3 urgent threats in the United States http://www.cdc.gov/drugresistance/threat-report-2013/). The most recent guidelines from the CDC for treatment of gonorrhea in the United States (http://www.cdc.gov/std/gisp) recommends only one treatment regimen, which is dual therapy with ceftriaxone and azithromycin. If solithromycin is approved for this indication, it could provide a convenient oral treatment for patients.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) has successfully completed two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Taksta™ is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is also expected to be tested in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the costs, sources of funds, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Contacts:

Investor Contact:

Robert H. Uhl

Westwicke Partners, LLC

(858) 356-5932

robert.uhl@westwicke.com

Media Contact:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com

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